Exhibit 10.2

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”), dated as of May 19th, 2023 is effective as of the Commencement Date (defined below) between Cano Health, LLC (d/b/a Cano Health), a Florida limited liability company (the “Company”), and Eladio Gil, an individual (the “Executive”).

1. Employment.

(a) Term. The Company hereby employs the Executive, and the Executive hereby accepts such employment, on the terms set forth herein commencing on the Commencement Date and continuing until terminated in accordance with the provisions of Section 3 (the “Term”). The “Commencement Date” shall be May 28th, 2023. The Executive’s employment with the Company is and shall be on an “at-will” basis, meaning that either the Company or the Executive may end the employment relationship at any time, for any or no reason, with or without cause or notice. The Executive’s employment is not for any definite or specific period of time.

(b) Position and Duties. During the Term, the Executive shall serve as Senior Vice President Operational Finance report directly to the Chief Operating Officer of the Company (the “COO”). Executive shall also have such other powers and duties as may from time to time be prescribed by the CEO, provided that such duties are consistent with the Executive’s position or other positions that the Executive may hold from time to time. The Executive shall devote the Executive’s full working time and efforts to the business and affairs of the Company and shall engage in no outside work that may interfere with Executive’s duties under this Agreement or violate the terms of Section 7. Notwithstanding the foregoing, the Executive may engage in such activities that do not present a conflict-of-interest and are approved in writing by the CEO or the Board of Directors and may engage in religious, charitable or other community activities as long as such services and activities do not interfere with the Executive’s performance of the Executive’s duties to the Company as provided in this Agreement or violate the terms of Section 7. The Executive shall work primarily from the Company’s offices which will be located in Miami-Dade County, Florida; provided that the Executive will be required to travel to the Company’s offices in other locations, and otherwise to fulfill the duties of the Executive’s position.

2. Compensation and Related Matters.

(a) Base Salary. During the Term, the Executive’s initial annual base salary shall be $250,000.00 (Two Hundred Fifty Thousand Dollars) (paid bi-weekly at a rate of $9,615.39, less applicable taxes, withholdings and authorized deductions), subject to discretionary increases as a result of annual reviews according with Company policy (the “Base Salary”). The Base Salary shall be payable in a manner that is consistent with the Company’s usual payroll practices for senior executives.

(b) Incentive Bonus. The Executive shall be eligible to receive a performance bonus for 2023 and each calendar year during the Term thereafter based upon the Company’s achievement of certain financial targets and the Executive’s achievement of metrics relevant to the Executive’s position (the “Incentive Bonus”). The Executive’s target Incentive Bonus for 2023 and each year of the Term thereafter shall be 25% of the Executive’s Base Salary. To earn any such Incentive Bonus, the Executive must, among other things, be employed by the Company on the date such bonus is paid (and not having provided the Company with notice prior to or on the payment date of the Executive’s intent to terminate the Executive’s employment), which payment date shall be as soon as reasonably practical as determined by the Company after the completion of the Company’s financial audit for the calendar year to which the Incentive Bonus pertains. Any incentive payouts for the performance year during which employment commences will be prorated based on the Executive’s start date.

Executive Employment Agreement	Executive Initials: ____

(c) Incentive Equity Grant. Associate Equity Grant: EMPLOYEE will be eligible to participate in the Company’s Equity Incentive Program, where the Company, in its sole discretion may award you equity in the form of Cano Health, Inc. restricted stock units, restricted shares, stock options or other equity-based grants for the purposes of retention, motivation and/or to reward distinctive performance, as well as to align the interests of management and employees with corporate performance and stockholder interests (the “Annual Incentive Equity Awards”), which awards may be subject to vesting over time and the value of which may vary based upon the degree to which the Company achieves its financial and business targets. Upon commencement of employment, the value of your Annual Incentive Equity Award on the date of grant will equate to approximately 30% of your annualized base salary. The Annual Incentive Equity Awards will be contingent upon approval by the Compensation Committee of the Board of Directors of Cano Health, Inc. and/or the Cano Equity Management Committee, as well as being subject to the terms and conditions of the applicable equity award agreement and the terms and conditions of the Cano Health, Inc. 2021 Stock Option and Incentive Plan (which shall be controlling). As a condition of such awards, you will be required to agree to comply with the Company’s Insider Trading Policy and other applicable policies as in effect from time to time with respect to your transactions with the shares of common stock after they have vested. Other than as may be expressly set forth in the applicable award agreement or in the Stock Plan, any portions of your Annual Incentive Equity Awards that have not vested upon your termination will be forfeited to the Company, and in the event of any breach of your non-compete or confidentiality obligations to the Company and/or breach of the Company’s Code of Business Conduct and Ethics, the value of your awards may be subject to the Company’s claw back policies.

(d) Business Expenses. The Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive during the Term in performing services hereunder, in accordance with the policies and procedures then in effect and established by the Company for its senior executives.

(e) Other Benefits. Beginning on the sixtieth (60th) day after the Commencement Date (or earlier as permitted by plan documents and company policy) and continuing through the remainder of the Term, the Executive shall be eligible to participate in or receive benefits under the Company’s employee benefit plans (including health, dental, vision, and 401K) that are offered to other senior executives of the Company and that are in effect from time to time, subject to the terms of such plans.

(f) Paid Time Off, Holidays. During the Term, the Executive shall be entitled to accrue up to twenty (20) days of paid time off (“PTO”) in each calendar year which shall be accrued ratably per pay period. Unused PTO cannot be carried over to the next calendar year and all unused PTO remaining at the end of a calendar year, or upon the termination of this Agreement by either party with or without cause, will be forfeited without payment. The Executive shall also be entitled to all paid holidays given by the Company to its senior executives.

(g) Indemnification. The Executive shall be entitled to receive the same coverage under the Company’s applicable insurance policies as other similarly situated executives and shall also be entitled to customary officers’ and directors’ indemnification coverage (including for the costs of any litigation incurred in the Executive’s capacity as a director or officer of the Company or of the Parent) under the Company’s and the Parent’s respective limited liability company agreements on the same terms and conditions as other similarly situated executives.

Executive Employment Agreement

3. Termination. Notwithstanding anything to the contrary contained in this Agreement, the Executive’s employment hereunder may be terminated effective on the Date of Termination (defined below) under the following circumstances:

(a) Death. The Executive’s employment hereunder shall immediately and automatically terminate upon the Executive’s death.

(b) Disability. The Company may terminate the Executive’s employment if the Executive is disabled and unable to perform the essential functions of the Executive’s then existing position or positions under this Agreement with or without reasonable accommodation for a period of one hundred eighty (180) days (which need not be consecutive) in any twelve (12) month period or the period required by law. If any question shall arise as to whether during any period the Executive is disabled so as to be unable to perform the essential functions of the Executive’s then existing position or positions with reasonable accommodation, the Executive may, and, at the request of the Company, shall, submit to the Company a certification in reasonable detail by a physician selected by the Company, in the Company’s reasonable discretion, as to whether the Executive is so disabled or how long such disability is expected to continue, and such certification shall for the purposes of this Agreement be conclusive of the issue. The Executive shall cooperate with any reasonable request of the physician in connection with such certification. If such question shall arise and the Executive shall fail to submit such certification, then the Company’s determination of such issue shall be binding on the Executive. Nothing in this Section 3(b) shall be construed to waive the Executive’s rights, if any, under existing law including, without limitation, the Family and Medical Leave Act of 1993, 29 U.S.C. § 2601, et seq. and the Americans with Disabilities Act, 42 U.S.C. § 12101, et seq.

(c) Termination by the Company. The Company may terminate the Executive’s employment hereunder at any time, for any reason or for no reason, and with or without Cause (defined below) or notice. Any termination by the Company of the Executive’s employment under this Agreement that does not constitute a termination for Cause under this Section 3(c) and does not result from the death or disability of the Executive under Sections 3(a) or (b) shall be deemed a termination without Cause.

(d) Termination by the Executive. The Executive may terminate the Executive’s employment hereunder at any time, for any reason or for no reason, and for Good Reason (defined below).

(e) Notice of Termination. Except for termination as specified in Section 3(a), any termination of the Executive’s employment by the Company or by the Executive shall be communicated by delivery to the other party hereto of a written notice (a “Notice of Termination”).

(f) Definitions.

(i) “Cause” shall mean any one or more of the following as determined by the majority of the Board: (A) conduct by the Executive constituting a material act of misconduct in connection with the performance of the Executive’s duties, including, without limitation, misappropriation of funds or property of the Company or any of its subsidiaries or affiliates other than the occasional, customary and de minimis use of Company property for personal purposes; (B) the commission by the Executive of any

Executive Employment Agreement

felony or a misdemeanor involving moral turpitude, deceit, dishonesty or fraud, or any conduct by the Executive that in the Company’s reasonable discretion would be expected to result in material injury or reputational harm to the Company or any of its subsidiaries and affiliates if the Executive was retained in the Executive’s position; (C) continued non-performance by the Executive of the Executive’s duties hereunder (other than by reason of the Executive’s physical or mental illness, incapacity or disability) which has continued for more than fifteen (15) days following written notice of such non-performance from the CEO; (D) a breach by the Executive of any of the provisions contained in Section 7 of this Agreement; (E) a material violation by the Executive of the Company’s written polices; (F) failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Company to cooperate, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigation; (G) inability of the Executive to perform the Executive’s duties due to the abuse of alcohol, illegal drugs, or illegal controlled substances; or (H) any action by the Executive not taken in good faith, or the Executive’s willful misconduct or gross negligence of the Executive’s duties, in any case, that in the Company’s reasonable discretion would be expected to materially injure the reputation, business, financial condition, or operations of the Company.

(ii) “Date of Termination” shall mean: (A) if the Executive’s employment is terminated by the Executive’s death, then the date of the Executive’s death; (B) if the Executive’s employment is terminated on account of disability under Section 3(b), by the Company for Cause under Section 3(c) or by the Executive for Good Reason under Section 3(d), then the date on which a Notice of Termination is given; or (C) if the Executive’s employment is terminated by the Company other than for Cause under Section 3(c) or by the Executive other than for Good Reason under Section 3(d), then the effective date of such termination of employment as forth in the Notice of Termination, which date shall be no more than thirty (30) days after the date on which such Notice of Termination is given. Notwithstanding the foregoing, if the Executive gives a Notice of Termination to the Company for termination by the Executive other than for Good Reason under Section 3(d), then the Company may unilaterally accelerate the Date of Termination and such acceleration shall not result in a termination by the Company for purposes of this Agreement.

(iii) “Good Reason” shall mean that the Executive has completed all steps of the Good Reason Process (defined below) following the occurrence of any of the following events without the Executive’s consent (each, a “Good Reason Condition”):

(A) a material diminution in the Executive’s responsibilities, authority or duties;

(B) a material diminution in the Executive’s Base Salary except for across-the-board salary reductions based on the Company’s financial performance similarly affecting all or substantially all similarly situated senior management employees/senior executives of the Company;

Executive Employment Agreement

(C) a material change in the geographic location at which the Executive provides services to the Company, such that there is an increase of at least thirty (30) miles of driving distance to such location from the Executive’s principal residence as of such change (provided that the requirement that the Executive provide services at the location of the current Company headquarters shall not trigger “Good Reason”); or

(D) a material breach of this Agreement by the Company.

(iv) The “Good Reason Process” shall consist of the following steps:

(A) the Executive reasonably determines in good faith that a Good Reason Condition has occurred;

(B) the Executive notifies the Company in writing of the first occurrence of such Good Reason Condition within ninety (90) days after the first occurrence of such Good Reason Condition;

(C) the Executive cooperates in good faith with the Company’s efforts, for a period of not less than thirty (30) days following such notice (the “Cure Period”), to remedy such Good Reason Condition;

(D) notwithstanding such efforts, such Good Reason Condition continues to exist at the end of the Cure Period; and

(E) within sixty (60) days after the end of the Cure Period, the Executive terminates the Executive’s employment by delivering a Notice of Termination.

If the Company cures such Good Reason Condition during the Cure Period, then Good Reason shall be deemed not to have occurred.

(g) Accrued Obligations. If the Executive’s employment with the Company is terminated for any reason, then the Company shall pay or provide to the Executive (or to the Executive’s authorized representative or estate) (i) any Base Salary earned through the Date of Termination; (ii) any unpaid expense reimbursements (subject to, and in accordance with, Section 2(d) of this Agreement); and (iii) any vested benefits the Executive may have under any employee benefit plan of the Company through the Date of Termination, which vested benefits shall be paid and/or provided in accordance with the terms of such employee benefit plans (collectively, the “Accrued Obligations”).

(h) Resignation of all Other Positions. To the extent applicable, upon the termination of the Executive’s employment with the Company for any reason, the Executive shall be deemed to have resigned from all officer and board member positions that the Executive holds with the Company or any of its respective subsidiaries and affiliates. The Executive shall execute any documents in reasonable form as may be requested by the Company from time to time to confirm or effectuate any such resignations.

Executive Employment Agreement

(i) Severance Pay and Benefits Upon Termination. If the Executive’s employment with the Company is terminated without cause or for Good Reason, the Executive shall:

(i) Be entitled to receive an amount equal to the Executive’s Base Salary (prior to any reduction) for six (6) months following the date of such termination, be entitled to continued participation on substantially similar terms in all employee benefit plans and programs to which he/she was entitled to participate in as of the date of such termination for six (6) months following the date of such termination, and shall be entitled to receive any accrued but unpaid bonuses or commissions then owed or fully earned by the Executive (collectively, the “Severance Amount”). All amounts payable to the Executive pursuant to this provision shall be payable in regular installments in accordance with the Company’s regular payroll practices and subject to customary withholding. The Executive hereby agrees that no severance compensation shall be payable upon termination of the Executive’s employment with the Company (i) by the Company with Cause; (ii) by the Executive without Good Reason; or (iii) as a result of the Executive’s death or Permanent Disability, and the Executive hereby waives any claim for severance compensation except as set forth in this section.

(ii) Subject to Executive’s copayment of premium amounts at the applicable active employee’s rate and the Executives proper and timely election to receive benefits under COBRA, the Company shall pay to the group plan provider or the COBRA provider, a monthly payment equal to the monthly employer contribution that the Company would have made to provide health insurance to the Executive if the Executive had remained employed by the Company until the earliest of, (A) the six (6) month anniversary of the Date of Termination; or (B) the cessation of the Executive’s health continuation rights under COBRA.

4. Additional Limitation.

(a) Anything in this Agreement to the contrary notwithstanding, in the event that the amount of any compensation, payment or distribution by the Company to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, calculated in a manner consistent with Section 280G of the Code, and the applicable regulations thereunder (the “Aggregate Payments”), would be subject to the excise tax imposed by Section 4999 of the Code, then the Aggregate Payments shall be reduced (but not below zero) so that the sum of all of the Aggregate Payments shall be $1.00 less than the amount at which the Executive becomes subject to the excise tax imposed by Section 4999 of the Code; provided that such reduction shall only occur if it would result in the Executive receiving a higher After Tax Amount (defined below) than the Executive would receive if the Aggregate Payments were not subject to such reduction. In such event, the Aggregate Payments shall be reduced in the following order, in each case, in reverse chronological order beginning with the Aggregate Payments that are to be paid the furthest in time from consummation of the transaction that is subject to Section 280G of the Code: (1) cash payments not subject to Section 409A of the Code; (2) cash payments subject to Section 409A of the Code; (3) equity-based payments and acceleration; and (4) non-cash forms of benefits; provided that in the case of all the foregoing Aggregate Payments all amounts or payments that are not subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c) shall be reduced before any amounts that are subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c). The “After Tax Amount” means the amount of the Aggregate Payments less all federal, state, and local income, excise and employment taxes imposed on the Executive as a result of the Executive’s receipt of the Aggregate Payments. For purposes of determining the After Tax Amount, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in each applicable state and locality, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

Executive Employment Agreement

(b) The determination as to whether a reduction in the Aggregate Payments shall be made pursuant to Section 5(a) shall be made by a nationally recognized accounting firm selected by the Company (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and the Executive within fifteen (15) business days after the Date of Termination, if applicable, or at such earlier time as is reasonably requested by the Company or the Executive. Any determination by the Accounting Firm shall be binding upon the Company and the Executive.

5. Code Section 409A Compliance.

(a) The intent of the parties is that payments and benefits under this Agreement will not be subject to gross income inclusion, additional tax and interest provided for in Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and this Agreement shall be interpreted accordingly. To the extent that any provision hereof is modified in order to avoid application of Code Section 409A, the modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the Executive and the Company of the applicable provision without subjecting any payment hereunder to Code Section 409A.

(b) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amount or benefit that constitutes “nonqualified deferred compensation” upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or similar terms shall mean “separation from service.”

(c) Notwithstanding anything to the contrary in this Agreement, if the Executive is deemed on the Date of Termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), i.e., is a key employee (as defined in Code Section 416(i) without regard to paragraph (5) thereof) of a corporation any stock in which is publicly traded on an established securities market or otherwise, then with regard to any payment or the provision of any benefit under this Agreement that is considered “nonqualified deferred compensation” under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall not be made or provided until the date that is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of the Executive, and (B) the date of the Executive’s death, to the extent required under Code Section 409A. Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this Section 6(c)) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum without interest from the original due date, and all remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein. If any payment hereunder following termination of employment constitutes nonqualified deferred compensation under Code Section 409A and is contingent on Executive’s execution of a release, if the period for Executive’s review and execution of the release begins and ends in different tax years, then the payment contingent on execution of the Separation Agreement shall be paid to Executive in the later tax year to occur.

Executive Employment Agreement

(d) To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Code Section 409A, (A) all expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which the Executive incurs such expenses, (B) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (C) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided in any other taxable year.

(e) For purposes of Code Section 409A, the Executive’s right to receive installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

(f) Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment or benefit under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Code Section 409A be subject to offset by any other amount unless otherwise permitted by Code Section 409A.

(g) Without in any way limiting the effect of the foregoing provisions of this Section

(i) if Code Section 409A requires that any special terms, provisions or conditions be included in this Agreement, then such terms, provisions and conditions shall, to the extent practicable, be deemed to be made a part of this Agreement; and

(ii) in the event that this Agreement shall be deemed to subject any payment hereunder to application of Code Section 409A, then, to the extent the Board considers it reasonable to do so, the Board and the Executive may attempt to amend the deferred compensation provided for herein, and the provisions of this Agreement related thereto, to avoid application of Code Section 409A, but, in any event, none of the Company, the Board nor its or their designees or agents shall be liable to the Executive or to any other person for actions, decisions or determinations made in good faith.

6. Restrictive Covenants.

(a) Confidentiality. The Executive understands and agrees that the Executive’s employment creates a relationship of confidence and trust between the Executive and the Company with respect to all Confidential Information (defined below). At all times, both during the Executive’s employment with the Company and after its termination, the Executive will keep in confidence and trust all such Confidential Information and will not use or disclose any such Confidential Information without the prior written consent of the Company, except as may be necessary in the ordinary course of performing the Executive’s duties to the Company. For avoidance of doubt, nothing in this Agreement shall be interpreted or applied to prohibit the Executive from making any good faith report to any governmental agency or other governmental entity concerning any act or omission that the Executive reasonably believes constitutes a

Executive Employment Agreement

possible violation of federal or state law or making other disclosures that are protected under the anti-retaliation or whistleblower provisions of applicable federal or state law or regulation. In addition, for the avoidance of doubt, pursuant to the federal Defend Trade Secrets Act of 2016, the Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

“Confidential Information” means all information belonging to the Company or any of its subsidiaries or affiliates which is of any value to the Company or any of its subsidiaries or affiliates in the course of conducting its business and the disclosure of which, in Company’s reasonable discretion, could result in a competitive or other disadvantage to the Company or any of its subsidiaries or affiliates. Confidential Information includes, without limitation, financial information, reports, and forecasts; inventions, improvements and other intellectual property; trade secrets; know-how; designs, processes or formulae; software; market or sales information or plans; customer lists; and business plans, prospects and opportunities (such as possible acquisitions or dispositions of businesses or facilities) which have been discussed or considered by the management of the Company or any of its subsidiaries or affiliates. Confidential Information includes information developed by the Executive in the course of the Executive’s employment by the Company, as well as other information to which the Executive may have access in connection with the Executive’s employment. Confidential Information also includes the confidential information of others with which the Company has a business relationship. Notwithstanding the foregoing, Confidential Information does not include information in the public domain, unless due to breach of the Executive’s duties under this Section 6(a).

(b) Documents, Records, etc. All documents, records, data, apparatus, equipment and other physical property, whether or not pertaining to Confidential Information, which are furnished to the Executive by the Company or are produced by the Executive in connection with the Executive’s employment will be and remain the sole property of the Company. The Executive will return to the Company all such materials and property as and when requested by the Company. In any event, the Executive will return all such materials and property immediately upon termination of the Executive’s employment for any reason. The Executive will not retain with the Executive any such material or property or any copies thereof after such termination.

(c) Non-competition; Non-solicitation;

(i) During the Term and for twelve (12) months thereafter (the “Non-compete Period”), regardless of the reason for the termination of the Executive’s employment, the Executive will not, without the express written approval of the CEO or the Board, directly or indirectly, whether as owner, partner, shareholder, consultant, agent, employee, co-venturer or otherwise, engage, participate, assist or invest in any Competing Business (defined below). “Competing Business” shall mean a business conducted in any Restricted Territory (defined below) that is engaged primarily in the ownership and operation, directly or indirectly, of a primary care medical practice or the delivery of primary care medical services professional medical services, diagnostic, therapeutic and ancillary services, nursing and other clinical services, outpatient healthcare services, pharmacy services and

Executive Employment Agreement

all other services pertaining to the operation of a primary care medical practice or the delivery of primary care medical services and that competes with the Company or any of its subsidiaries or affiliates within a Restricted Territory. “Restricted Territory” shall mean Miami-Dade, Broward, Palm Beach, Orange and Hillsborough counties as of the Date of Termination. Notwithstanding the foregoing, the Executive may passively invest in the outstanding stock of a publicly held corporation which constitutes or is affiliated with a Competing Business. The running of the Noncompete Period shall be extended by the time during which the Executive engages in a violation of this Section 6(c)(i).

(ii) During the Term and for twenty-four (24) months thereafter (the “Non-solicit Period”), regardless of the reason for the termination of the Executive’s employment, the Executive will refrain from (A) directly or indirectly employing, attempting to employ, recruiting or otherwise soliciting, inducing or influencing any person to leave such person’s employment with the Company or any of its subsidiaries or affiliates (other than terminations of employment of subordinate employees undertaken in the course of the Executive’s employment with the Company); and (B) soliciting or encouraging any customer, supplier or payer to terminate or otherwise modify adversely its business relationship with the Company or any of its subsidiaries or affiliates or any company included as of the Date of Termination in the then-current acquisition pipeline of the Company or any of its subsidiaries or affiliates. The running of the Non-solicit Period shall be extended by the time during which the Executive engages in a violation of this Section 6(c)(ii).

(iii) The Executive understands that the restrictions set forth in this Section 6(c) are intended to protect the Company’s legitimate business interest in, among other things, its Confidential Information and established employee, customer and supplier relationships and goodwill, and agrees that such restrictions are reasonable and appropriate for this purpose. Executive agrees that the rights of Company under this Section 7 may be assigned in Company’s discretion.

(d) Third-Party Agreements and Rights. The Executive hereby confirms that the Executive is not bound by the terms of any agreement with any previous employer or other party which restricts in any way the Executive’s use or disclosure of information or the Executive’s engagement in the Company’s business. The Executive represents and warrants to the Company that the Executive’s execution of this Agreement, the Executive’s employment with the Company and the performance of the Executive’s proposed duties for the Company do not and will not violate any obligations the Executive may have to any such previous employer or other party. In the Executive’s work for the Company, the Executive will not disclose or make use of any information in violation of any agreements with or rights of any such previous employer or other party, and the Executive will not bring to the premises of the Company any copies or other tangible embodiments of non-public information belonging to or obtained from any such previous employment or other party.

(e) Litigation and Regulatory Cooperation. During and after the Term, the Executive shall cooperate fully with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while the Executive was employed by the Company. The Executive’s full cooperation in connection with such claims or actions shall include, but not be limited to, being available

Executive Employment Agreement

to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During and after the Executive’s employment, the Executive also shall cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Executive was employed by the Company.

(f) Injunction. The Executive agrees that it would be difficult to measure any damages caused to the Company which might result from any breach by the Executive of the promises set forth in this Section 6, and that in any event money damages would be an inadequate remedy for any such breach. Accordingly, if the Executive breaches, or proposes to breach, any portion of this Section 6, then the Company shall be entitled, in addition to all other remedies that it may have, to an injunction or other appropriate equitable relief to restrain any such breach without showing or proving any actual damage to the Company.

7. Arbitration of Disputes.

(a) Arbitration Generally. Any controversy or claim arising out of or relating to this Agreement or the breach thereof or otherwise arising out of the Executive’s employment or the termination of that employment (including, without limitation, any claims of unlawful employment discrimination or retaliation, whether based on race, color, religion, national origin, sex, pregnancy, gender, age, disability, sexual orientation, or any other protected class under applicable law) shall, to the fullest extent permitted by law, be settled by arbitration, with a single arbitrator, in any forum and form agreed upon by the parties or, in the absence of such an agreement, under the auspices of JAMS in Miami, Florida in accordance with the JAMS Employment Arbitration Rules, including, but not limited to, the rules and procedures applicable to the selection of arbitrators. The Executive understands that the Executive may only bring such claims in the Executive’s individual capacity, and not as a plaintiff or class member in any purported class proceeding or any purported representative proceeding. The Executive further understands that, by signing this Agreement, the Company and the Executive are giving up any right they may have to a jury trial on all claims they may have against each other. Judgment upon the award rendered by the single arbitrator may be entered in any court having jurisdiction thereof. This Section 8 shall be specifically enforceable. Notwithstanding the foregoing, this Section 8 shall not preclude either party from pursuing a court action for the sole purpose of obtaining a restraining order or injunction in circumstances in which such relief is appropriate, including without limitation relief sought under Section 7; provided that any other relief shall be pursued through an arbitration proceeding pursuant to this Section 8.

(b) Arbitration Fees and Costs. The Executive shall be required to pay an arbitration fee to initiate any arbitration equal to what the Executive would be charged as a first appearance fee in court. The Company shall advance the remaining fees and costs of the arbitrator. However, to the extent permissible under the law, and following the arbitrator’s ruling on the matter, the arbitrator may rule that the arbitrator’s fees and costs be distributed in an alternative manner. Each party shall pay its own costs and attorneys’ fees, if any. If, however, any party prevails on a statutory or contractual claim that affords the prevailing party attorneys’ fees (including pursuant to this Agreement), then the arbitrator may award attorneys’ fees to the prevailing party to the extent permitted by law.

8. Consent to Jurisdiction. To the extent that any court action is permitted consistent with or to enforce Section 6 of this Agreement, the parties hereby consent to the jurisdiction of the state and federal courts located in Miami-Dade County Florida. Accordingly, with respect to any such court action, the Executive (a) submits to the personal jurisdiction of such courts; (b) consents to service of process; and (c) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process.

Executive Employment Agreement

9. Waiver of Jury Trial. Each of the Executive and the Company irrevocably and unconditionally WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE EXECUTIVE’S EMPLOYMENT BY THE COMPANY, INCLUDING WITHOUT LIMITATION THE EXECUTIVE’S OR THE COMPANY’S PERFORMANCE UNDER, OR THE ENFORCEMENT OF, THIS AGREEMENT.

10. Integration. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements between the parties concerning such subject matter.

11. Withholding. All payments made by the Company to the Executive under this Agreement shall be net of any tax or other amounts required to be withheld by the Company under applicable law. Nothing in this Agreement shall be construed to require the Company to make any payments to compensate the Executive for any adverse tax effect associated with any payments or benefits or for any deduction or withholding from any payment or benefit.

12. Successors and Assigns. Neither the Executive nor the Company may make any assignment of this Agreement or any interest in it, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement without the Executive’s consent to any subsidiary or affiliate or to any person or entity with whom the Company shall hereafter effect a reorganization or consolidation, into which the Company merges or to whom the Company transfers all or substantially all of its properties or assets; provided further that if the Executive remains employed or becomes employed by the Company, the purchaser or any of their respective subsidiaries or affiliates in connection with any such transaction, then the Executive shall not be entitled to any payments, benefits or vesting pursuant to Section 4 of this Agreement solely as a result of such transaction. This Agreement shall inure to the benefit of and be binding upon the Executive and the Company, and each of the Executive’s and the Company’s respective successors, executors, administrators, heirs and permitted assigns. In the event of the Executive’s death, after the Executive’s termination of employment but prior to the completion by the Company of all payments due to the Executive under this Agreement, the Company shall continue such payments to the Executive’s beneficiary designated in writing to the Company prior to the Executive’s death (or to the Executive’s estate, if the Executive fails to make such designation).

13. Enforceability; Effectiveness. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law. If a court of competent jurisdiction determines that any covenant, agreement or provision contained in Section 7 is unreasonable as to its duration or geographic scope, or is otherwise unenforceable, then the parties hereto desire such court to reform such covenant, agreement or provision so that it covers the maximum period of time and

Executive Employment Agreement

geographic scope as to which it can be enforced under law, and to enforce such covenant, or portion thereof, to the fullest extent permissible under law. The Company’s agreement to employ the Executive is contingent on the Company’s completing a background check of the Executive, to the satisfaction of the Company, prior to the Commencement Date. Accordingly, if the Executive fails to complete a background check to the satisfaction of the Company, then this Agreement shall automatically become null and void and of no further force and effect.

14. Survival. The provisions of this Agreement shall survive the termination of this Agreement and/or the termination of the Executive’s employment to the extent necessary to effectuate the terms contained herein.

15. Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

16. Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to the Executive at the last address the Executive has filed in writing with the Company or, in the case of the Company, at its main offices, attention to the CEO.

17. Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of the Company.

18. Governing Law. This Agreement shall be construed under and be governed in all respects by the laws of the State of Florida, without giving effect to the conflict of laws principles of such State. With respect to any disputes concerning federal law, such disputes shall be determined in accordance with the law as it would be interpreted and applied by the United States Court of Appeals for the Eleventh Circuit.

19. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document. Signed counterparts of this Agreement may be delivered by facsimile, email or scanned .PDF image, and the facsimile, email or scanned signature of any party shall be considered to have the same binding legal effect as an original signature.

Executive Employment Agreement

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of date and year first above written.

CANO HEALTH, LLC

By:	/s/ Jennifer Hevia
Print Name: Jennifer Hevia
Its: Chief People Officer

Date: 6/27/23

EXECUTIVE

By:	/s/ Eladio Gil
Print Name: Eladio Gil

Date: 6/25/23

Executive Employment Agreement